Exhibit 4.2.2.

                   CERTIFICATE OF AMENDMENT OF
                   CERTIFICATE OF INCORPORATION
                                OF
                  BROAD NATIONAL BANCORPORATION


          The undersigned, Broad National Bancorporation, a New Jersey corporation (the "Corporation"), for the purpose of amending the Certificate of Incorporation of the Corporation, in accordance with subsections 14A:9-2(4) and 14A:9-4(3) of the New Jersey Business Corporation Act, does hereby make and execute this Certificate of Amendment of Certificate of Incorporation and does hereby certify that:

I.   The name of the Corporation is Broad National
     Bancorporation.

II. The following resolution of the shareholders sets forth the amendment adopted:

          RESOLVED, that the Certificate of Incorporation of Broad National Bancorporation, a New Jersey corporation, be amended by deleting the present clause (iii) of the second paragraph of subsection C.8 of ARTICLE THIRD in its entirety and inserting in lieu thereof the following new clause (iii) of the second paragraph of subsection C.8 of ARTICLE THIRD:

          (iii) shares of Common Stock issued (A) under any benefit plan of any banking subsidiary of the Corporation heretofore or hereafter approved by the Board of Directors of such banking subsidiary, or (B) under any benefit plan of the Corporation heretofore or hereafter approved by the Corporation's shareholders, including shares of Common Stock issued as authorized by options granted under any stock option or other benefit plan of the Corporation heretofore or hereafter approved by the Corporation's shareholders.

III. The amendment set forth above was adopted by the shareholders of the Corporation on May 13, 1997.

IV. The number of shares entitled to vote on the amendment was 4,654,688 shares of Common Stock, par value $1.00 per share.

V.   The following number of shares of the Corporation's Common
     Stock, par value $1.00 per share, were cast with respect to the amendment:

          For             3,155,334

          Against           461,487

          Abstention         38,368

          IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Corporation by its President and by its Secretary as of May 13, 1997.

                              BROAD NATIONAL BANCORPORATION


                              By /s/ John A. Dorman
                                 Name: John A. Dorman
                                 Title:  President
(Corporate Seal)

ATTEST:


/s/ Fred S. Campo
Name:  Fred S. Campo
Title: Secretary


STATE OF NEW JERSEY )
                                   )  ss.
COUNTY OF ESSEX     )

          I, Margaret R. Nurnberger, a Notary Public, do hereby certify that on this 13th day of May, 1997, John A. Dorman, personally came before me and this person acknowledged under oath, to my satisfaction, that (a) this person signed, sealed and delivered the foregoing Certificate as President of the Corporation named in the foregoing Certificate; (b) the proper Corporate Seal was affixed; and (c) the foregoing was signed and made by the Corporation as its voluntary act and deed by virtue of authority from its Board of Directors.


                                    /s/ Margaret R. Nurnberger
                                    Notary Public

My Commission Expires:
                                         Margaret R. Nurnberger
                                         A Notary Public of New Jersey
                                         My Commission Expires June 3, 1998
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